Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(5)

(Form Type)

Union Pacific Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

	Debt	4.500% Notes due 2033	Rule 457(r)	$900,000,000	99.661%	$896,949,000	.0000927	$83,147.17

	Debt	4.950% Notes due 2052	Rule 457(r)	$600,000,000	99.335%	$596,010,000	.0000927	$55,250.13

Fees to be Paid	Debt	5.150% Notes due 2063	Rule 457(r)	$400,000,000	99.283%	$397,132,000	.0000927	$36,814.14

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$1,890,091,000		$175,211.44

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$175,211.44